As filed with the Securities and Exchange Commission on September 8, 2010

Registration No. ________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WARWICK VALLEY TELEPHONE COMPANY
(Exact name of registrant as specified in its charter)

New York	14-1160510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47 Main Street
Warwick, New York	10990
(Address of Principal Executive Offices)	(Zip Code)

Warwick Valley Telephone Company 2008 Long-Term Incentive Plan
(Full title of the plan)

Duane W. Albro
President and Chief Executive Officer
Warwick Valley Telephone Company
47 Main Street
Warwick, New York 10990
(Name and address of agent for service)

(845) 986-8080
(Telephone number, including area code, of agent for service)

With a copy to:
James M. Jenkins, Esq.
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Tel: (585) 232-6500
Fax: (585) 232-2152

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.01 per share	500,000	$14.28	$7,140,000	$509.08

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to stock splits, stock dividends, recapitalizations and similar transactions.  In addition, this registration statement registers the resale of shares of the Company’s common stock by certain selling shareholders named in the reoffer prospectus included in and filed with this registration statement on Form S-8, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices reported on the NASDAQ Global Market as of September 3, 2010.

EXPLANATORY NOTE

This registration statement is being filed to register 500,000 shares of common stock of Warwick Valley Telephone Company (the “Company”) available for grant under the Warwick Valley Telephone Company 2008 Long-Term Incentive Plan (the “LTIP”).  This registration statement also includes a reoffer prospectus of restricted securities (as that term is defined in General Instruction C to Form S-8) of the Company meeting the requirements of Part I of Form S-3.  The reoffer prospectus relates solely to reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 62,762 shares of restricted stock that have been awarded to the selling shareholders listed in the reoffer prospectus under the LTIP and an aggregate of 167,399 shares of the Company’s common stock that may be issued to the selling shareholders upon the exercise of stock options granted to them under the LTIP prior to the filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified Part I of Form S-8 have been or will be delivered to participants in the LTIP as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Such documents are not being filed with the Securities and Exchange Commission but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

Reoffer Prospectus

WARWICK VALLEY TELEPHONE COMPANY
47 Main Street
Warwick, New York 10990
Telephone: (845) 986-8080

Common Stock, $0.01 par value per share

230,161 shares

This reoffer prospectus relates to the disposition, from time to time, of up to 230,161 shares of our common stock by the holders of such shares named in this reoffer prospectus, some of whom may be deemed to be our “affiliates.”

The shares may be offered directly, through agents on behalf of the selling shareholders and their transferees, or through underwriters or dealers.

We will not receive any of the proceeds from the sale of the shares.  We have agreed to bear the expenses in connection with the registration of the shares.  The selling shareholders will bear all expenses in connection with the sale of the shares.

The selling shareholders propose to sell the shares from time to time in transactions occurring either on or off the NASDAQ Global Market at prevailing market prices or at negotiated prices.  Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.

The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of the shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended, and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act of 1933, as amended.

Our common stock is listed on the NASDAQ Global Market under the symbol “WWVY.”  On September 3, 2010, the closing price of our common stock on the NASDAQ Global Market was $14.45 per share.

Investing in our common stock involves a high degree of risk.  Please see the section entitled “Risk Factors” beginning on page 4 of this reoffer prospectus to read about risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is September 8, 2010.

TABLE OF CONTENTS

Summary of this Offering	1
Risk Factors	4
Special Note Regarding Forward Looking Statements	6
Use of Proceeds	6
Selling Shareholders	7
Plan of Distribution	9
Legal Matters	10
Experts	10
Documents Incorporated by Reference	10
Additional Information	11
Disclosure of Commission Position on Indemnification for Securities Act Liabilities

SUMMARY OF THIS OFFERING

Issuer:	Warwick Valley Telephone Company

Securities Offered:	The selling shareholders are offering up to 230,161 shares of our common stock that were granted under the LTIP.

NASDAQ Symbol:	“WWVY”

Securities Outstanding:	As of September 3, 2010, 5,414,542 shares of our common stock were issued and outstanding.

Use of Proceeds:
We will not receive any proceeds from sales of our common stock covered by this reoffer prospectus.  The selling shareholders will receive all proceeds from sales of common stock covered by this reoffer prospectus.

Offering Price:
The offering price for the shares of common stock covered by this reoffer prospectus will be determined by the prevailing market price for the shares at the time of their sale or in negotiated transactions.

Risk Factors:
An investment in our common stock is highly speculative.  You should read the “Risk Factors” section beginning on page 4 of this reoffer prospectus (along with other matters referred to and incorporated by reference in this reoffer prospectus) to ensure that you understand the risks associated with a purchase of our common stock.

Terms of Sale:	The terms of sale for the shares of our common stock covered by this reoffer prospectus will be determined at the time of their sale.

As used in this reoffer prospectus, the terms “we,” “us,” and “our” mean Warwick Valley Telephone Company and its subsidiaries, unless otherwise specified.

We are incorporated under the laws of the state of New York. Our executive offices are located at 47 Main Street, Warwick, New York 10990, and our telephone number is: (845) 986-8080.

We provide telephone service to customers in the contiguous towns of Warwick, Goshen and Wallkill, New York, and the townships of West Milford and Vernon, New Jersey as the Incumbent Local Exchange Carrier, or ILEC. We also provide Voice over Internet Protocol, or VoIP, Internet and video services. Our service area is primarily rural and has an estimated population of 50,000. We also operate as a Competitive Local Exchange Carrier, or CLEC in areas that are adjacent to our ILEC territories and beyond, where we believe we can provide service effectively and efficiently. On April 24, 2009, we purchased certain assets from US Datanet Corporation, a New York corporation, which significantly expanded our CLEC business to upstate New York and various other states. The assets acquired from US Datanet Corporation included its VoIP line of business, which leverages our existing VoIP business, and expands the scope of our product offerings to include conferencing and additional wholesale services.

We report our results in two operating segments: telephone and online. In addition, we report the results of our interest in the Orange County-Poughkeepsie Limited Partnership, or the O-P. We evaluate the performance of the segments based upon factors such as revenue growth, expense containment, market share and operating income. We do not believe our sales in any segment are seasonal.

Operating Segments

Telephone

The telephone segment provides telecommunications services including local network services, network access services, long distance services, directory services and other services and sales.

Local network services. Our local network services include traditional dial tone which is primarily used to make or to receive voice, fax or analog modem calls from a residence or business. Our local network services are regulated by the Federal Communications Commission, New York State Public Service Commission and New Jersey Board of Public Utilities. Included under local network services are custom calling services such as caller ID, call waiting, voice mail and other value-added services. These features allow users to display the number and/or name of callers, signal to the telephone user that additional calls are coming in, and send and receive voice messages. The sale of telephone and other equipment does not constitute a material part of our business.

Network access services. Our network access services connect a customer’s telephone or other equipment to the transmission facilities of other carriers that provide long distance and other communications services.

Long distance services. These services result from the transport of intraLATA telecommunications traffic (traffic within our Local Access and Transport Area) to a destination that is outside of a local calling area. We also provide wire line interLATA long distance (commonly known as traditional long distance service) to our customers.

Directory services. Our directory service group publishes and sells yellow and white page advertising in print and online.

Wholesale services. Our wholesale services significantly expanded with the acquisition of certain assets of US Datanet Corporation. These services provide origination and termination services to carriers as well as mid-sized and large business customers.

Conference services. Voice conferencing services were initiated with the acquisition of certain assets of US Datanet Corporation.

Other services and sale. These services relate to billing and collections provided to other carriers, inside wire revenue, circuit revenue, wireless services, and reciprocal compensation.

Within the telephone business unit, we have a wholly-owned subsidiary, Warwick Valley Long Distance Company, Inc., or WVLD. WVLD resells toll telephone services to our subscribers and has operated since 1993. WVLD operates in an extremely competitive marketplace with other interexchange carriers.

We began operating as a CLEC in Middletown, New York in 1999, in Scotchtown, New York in 2001 and Vernon, New Jersey in 2002. In addition, broadband services are provided through the interconnection of our fiber optic network with other carriers.

Online

The online segment, or Online, provides broadband and dial-up Internet access services, VoIP services, and video over our landline network and in partnership with DIRECTV, Inc., a global provider of digital television service, or DIRECTV.

Services and Products

Broadband Internet and dial-up Internet access services are provided using our network and by reselling other suppliers access services.

VoiceNet Complete is a hosted VoIP service primarily targeted at small- and medium-sized business customers.

Our Video product enables us to bundle voice, video and data, the “Triple Play”, to our customers. In 2008, we entered into a reseller agreement with DIRECTV, enabling us to offer a Triple Play bundle that includes voice, Internet and DIRECTV. There can be no assurances of the success of our bundled offerings.

Additional products offered by our Online segment include banner advertising, domain name registration, and web hosting.

Orange County-Poughkeepsie Limited Partnership

We currently own an 8.108% limited partnership interest in the O-P. Verizon Wireless of the East, L.P., or Verizon, is the general partner and the majority owner and currently has a 91.892% interest.

O-P provides wholesale cellular telephone service throughout the Orange County-Poughkeepsie Metropolitan Service Area. Ongoing cash distributions to the partners are made according to the needs of the business, as determined by Verizon. Cash distributions from O-P are used to fund principal and interest payments on our long-term debt as well as to pay dividends to our shareholders.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS REOFFER PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THESE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS REOFFER PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.

RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or cause the value of our common stock to drop. If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose the value of your investment in our securities.

We have a history of operating losses and there is no assurance that we will maintain profitability in the future.

We have a history of operating losses. We have sustained operating losses of $4,329,000, $1,236,000 and $1,098,000 for the years ended December 31, 2009, 2008 and 2007, respectively. We cannot predict if we will generate profitable operations in the future. If we cannot generate profits in the future, our failure to do so could adversely affect the market price of our common stock, which in turn could adversely affect our ability to raise additional equity capital or to incur additional debt.

We provide services to customers over access lines. If access lines decline, operating results may be adversely affected.

Our business generates revenues by delivering voice, video and data services over access lines. We continue to experience access line losses due to competition from wireless and broadband service providers. We may continue to experience access line losses in our primary markets. Our inability to retain access lines could adversely affect our business and results of operations.

We are subject to competition that may adversely impact us.

As an ILEC, we historically faced little competition in our markets. As a direct result of deregulation, we now face direct competition in our traditional ILEC territories by CLEC operations, and other providers of telecommunications services that offer comparable voice, video and data products. The primary competitor in our market has brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, consolidations and strategic alliances within the telecommunications industry, as well as ongoing technological innovation, are likely to affect our competitive position. We cannot predict the number of competitors that will ultimately emerge, but increased competition from existing and new entities could have an adverse effect on our business. With increased substitution of wireless for landline services, wireless carriers are now competing aggressively for our voice customers.

We may not be able to successfully integrate new technologies, respond effectively to customer requirements or provide new services.

The communications industry is subject to rapid and significant changes in technology, the development of new types of content, frequent new service offerings and a changing regulatory and economic environment. We cannot predict the changes in our competitive position or profitability. Technological developments may reduce the competitiveness of our networks and require significant expenditures of capital to upgrade and/or replace outdated technologies. In addition, new products and services arising out of technological developments in the industry may reduce the attractiveness of our products and services. If we fail to adapt successfully to technological changes or obsolescence, or fail to obtain access to important new technologies or content, we could lose existing customers and fail to attract new customers. For this reason, we have developed video offerings and a VoIP product. A key element of our long-term growth strategy is our ability to deliver new and enhanced products and services to our customers. The successful delivery of new products and services is uncertain and dependent on many factors. There is no guarantee that delivery of these services will generate the anticipated increase in customers and revenues.

Our relationships with other communications companies are material to our operations.

We originate and terminate calls for long distance carriers and other interexchange carriers over our network and for that service we receive payments for access charges. These payments represent a significant portion of our revenues. Should these carriers go bankrupt or experience substantial financial difficulties, our inability to collect access charges from them could have a significant negative impact on our business and results of operations.

We currently own an 8.108% limited partnership interest in the Orange County-Poughkeepsie Limited Partnership. Verizon Wireless of the East, L.P. is the general partner and the majority owner and currently has a 91.892% interest. The need for increased capital improvements to upgrade or expand the O-P facilities or a decrease in demand for services or continued competitive pressure on rates could cause the O-P’s profitability to decline and could thereby reduce the income that we derive from those profits. We receive quarterly cash distributions from O-P, which comprises a substantial percentage of our cash flow. O-P distributions are made at the discretion of the O-P general partner. The failure of the general partner to make a cash distribution to the limited partners or decreases in distributions in any quarter would have a significant negative impact on our business.

We are subject to significant regulations that could change in a manner that is adverse to our interests, or could remain in effect in such a way that impedes our ability to compete.

We operate in a heavily-regulated industry. A significant portion of our revenues generally have been supported by regulations that provide for local and network access revenues and Universal Service Fund, or USF, funds. Potential changes in the funding and/or payout rules for the USF might further reduce our revenues obtained from the USF. Reforms of the USF are the subject of pending legislation in Congress. We cannot predict the level of USF funding we will receive in the future as a result of USF reforms. Proposed USF reforms may have a significant negative impact on our business.

Laws and regulations applicable to us and our competitors have, from time to time, been challenged in the courts, and could be changed by the Federal Communications Commission, or FCC, or state regulators. On February 10, 2005, the FCC adopted a Further Notice of Proposed Rulemaking addressing inter-carrier compensation. Proposed inter-carrier compensation changes, such as “bill and keep” (under which switched access charges and reciprocal compensation would be reduced or eliminated), could reduce our access revenues. No decision or resolution of inter-carrier compensation has yet been forthcoming, and we cannot predict the impact of such decision or resolution. Regulatory changes could adversely impact the rates we are permitted to charge our customers, reduce payments to us from the USF or restrict our ability to effectively compete in the market place. Regulatory changes could also restrict our ability to secure new sources of capital and/or grow through strategic acquisitions or alliances. In addition, the failure of regulations to change in a manner that would establish an environment in which we may compete on more even terms with our actual economic competitors could also adversely affect our profitability.

Weak economic conditions may impact demand for our services.

We could realize a change in demand for our services due to the ongoing recession. Downturns in the economy and continued competition in our markets may cause some of our existing customers to disconnect or scale back basic and enhanced services, high-speed Internet or video service, and it may become more difficult for us to acquire new customers. Furthermore, the current economic condition may prolong our payment collections interval and in some cases increase our need to discontinue service for nonpayment. The current economic conditions could have a material adverse effect on our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this reoffer prospectus, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the geographic regions in which we operate; industry capacity; demographic changes; technological changes and changes in consumer demand; existing governmental regulations and changes in or the failure to comply with, governmental regulations; legislative proposals relating to the businesses in which we operate; competition; or the loss of any significant ability to attract and retain qualified personnel and any other factors that are described under the heading “Risk Factors.” We urge readers to review carefully the risk factors described in this reoffer prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents on our web site at www.wvtc.com or www.sec.gov. Given these uncertainties, you should be cautioned in your reliance on such forward-looking statements.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, or to reflect any events or circumstances after the date of this reoffer prospectus or the date of any applicable prospectus supplement. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements made are reasonable, ultimately we may not achieve such plans, fulfill such intentions or meet such expectations.

USE OF PROCEEDS

The proceeds from the sale of the shares by the selling shareholders will belong to the selling shareholders. We will not receive any of the proceeds from the sale of the shares.

SELLING SHAREHOLDERS

The common stock to which this reoffer prospectus relates is being registered for reoffers and resales by the selling shareholders. The selling shareholders may sell all, some or none of their shares of common stock. The selling shareholders may offer their common stock for sale from time to time as discussed under “Plan of Distribution” in this reoffer prospectus. The inclusion in the table of the individuals named below will not be deemed to be an admission that any of these individuals are our affiliates.

The following table provides the names, the relationship with us within the past three years, beneficial ownership of, and the number of shares of common stock which may be sold by, each selling shareholder.  In addition to the selling shareholders listed in the table, certain unnamed non-affiliates, each of whom hold less than the lesser of 1,000 shares of our common stock or 1% of the shares of common stock issuable under the LTIP, may use this reoffer prospectus for reoffers and resales of shares of common stock up to such amount.

Selling Shareholder (1)	Relationship with us within past 3 years	Shares Beneficially Owned (2)(3)(4)		Amount to be Offered for Resale	Amount and Percentage of Shares Beneficially` Owned after Resale
					Number (4)		Percent (5)

Duane W. Albro	Director, President and Chief Executive Officer	53,931	(6)	97,528	3,396		*
Kenneth H. Volz	Executive Vice President, Chief Financial Officer and Treasurer	37,290	(7)	68,368	2,965	(8)	*
Joyce A. Stoeberl	Former Vice President of Human Resources and External Affairs and Corporate Secretary	6,233		4,166	2,067		*
Margaret Walsh	Former Senior Vice President of Residential Marketing and Sales	4,466		4,166	300		*
John S. Mercer	Senior Vice President of Network Operations	5,704	(9)	13,356	0		*
Angelo Carpino	Director of Business Operations	1,071		2,556	43		*
Kathryn E. Cancel	Director of Operations	1,028		2,556	0		*
Anthony Cipollone	Controller	1,028		2,556	0		*
David W. Di Napoli	Senior Vice President of Business Marketing and Sales	1,028		2,556	0		*
Dorinda M. Masker	Corporate Secretary	3,924		2,556	2,896		*
Virginia Quackenbush	Director of Residential Marketing and Sales	1,058		2,556	30		*
John Scott Sommerer	Director of Regulatory and Fixed Assets Reporting	1,028		2,556	0		*
Patrick W. Welsh III	Director of Labor Relations	764		2,292	0		*
Christopher T. Aloi	Network Operations Center Supervisor and Engineer	2,050		2,050	0		*
Jeffrey D. Alario	Director	6,078	(10)	2,678	3,400	(10)	*
Douglas B. Benedict	Director	6,299	(11)	2,699	3,600	(11)	*
Kelly C. Bloss	Director	4,678		2,678	2,000		*
Robert J. DeValentino	Director	6,022		3,022	3,000		*
Thomas H. Gray	Director (12)	8,658	(12)	2,678	5,980	(12)	*
Douglas J. Mello	Director	4,003		2,678	2,678		*

Less than 1%

(1)	The address of each of the selling shareholders is c/o Warwick Valley Telephone Company, 47 Main Street, Warwick, New York 10990.

(2)	Unless otherwise indicated in the other footnotes to this table, each selling shareholder has sole voting and investment power with respect to all of the shares owned by such selling shareholder.

(3)	The amount shown for each selling shareholder includes shares of restricted stock.

(4)	Assuming the sale of all shares registered for the account of the selling shareholders. The selling shareholders may sell all, some or no portion of the common stock registered hereunder.

(5)
Based on 5,414,542 shares of common stock outstanding as of September 3, 2010 except where the selling shareholder has the right to receive shares within 60 days of the date of this reoffer prospectus which increases the number of shares beneficially owned by such selling shareholder and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.”

(6)	The amount shown includes 2,996 shares of common stock held indirectly by Mr. Albro in our 401(k) plan and presently exercisable options to purchase 34,386 shares.

(7)	The amount shown includes 2,965 shares of common stock held jointly by Mr. Volz and his spouse and presently exercisable options to purchase 22,930 shares.

(8)	The amount shown are shares of common stock held jointly by Mr. Volz and his spouse.

(9)	The amount shown includes a presently exercisable option to purchase 2,505 shares.

(10)	The amount shown includes 2,400 shares of common stock held jointly by Mr. Alario and his spouse

(11)	The amount shown includes 100 shares of common stock held jointly by Mr. Benedict and his spouse.

(12)	Mr. Gray served as our Interim President and Chief Executive Officer from January 2007 to April 2007. The amount shown includes 1,200 shares held by Mr. Gray as trustee of a trust.

PLAN OF DISTRIBUTION

The shares of our common stock covered by this reoffer prospectus are being registered on behalf of the selling shareholders or any of their pledgees, transferees and successors-in-interest. We will receive no proceeds from this offering.

The decision to sell any of the shares of our common stock covered by this reoffer prospectus is within the discretion of the holders thereof, subject generally to our policies affecting the timing and manner of sale of our common stock by certain individuals. There can be no assurance that any of the shares of our common stock covered by this reoffer prospectus will be sold by the selling shareholders.

The selling shareholders and any of their pledgees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded. Our common stock is currently quoted on the NASDAQ Global Market. They may also sell the shares in private transactions in accordance with applicable law. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares of our common stock under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this reoffer prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling shareholders have represented to us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We will pay certain fees and expenses incurred by us incident to the registration of the shares of our common stock.

LEGAL MATTERS

The legal validity of the securities will be passed upon for us by Harter Secrest & Emery LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule of the Company incorporated in this reoffer prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, except as they relate to the Orange County-Poughkeepsie Limited Partnership. Such financial statements and supplemental schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The financial statements of the Orange County-Poughkeepsie Limited Partnership, incorporated in this reoffer prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which we have filed with the Securities and Exchange Commission, are incorporated into this reoffer prospectus by reference:

•	our annual report on Form 10-K for the year ended December 31, 2009;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	our current reports on Form 8-K filed on April 26, 2010, April 23, 2010 and February 23, 2010; and

•	the description of our common stock contained in our registration statement on Form 10 (SEC File No. 0-11174) filed with the Securities and Exchange Commission on May 3, 1983.

All other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended prior to the termination of this offering shall be deemed to be incorporated by reference into this reoffer prospectus.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The information relating to the Company contained in this reoffer prospectus should be read together with the information in the documents incorporated by reference.

Upon written or oral request, we will provide to each person at no cost, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered, a copy of any of the information that has been incorporated by reference in this reoffer prospectus but has not been delivered with it. Requests for any such information should be directed to us at: Warwick Valley Telephone Company, 47 Main Street, Warwick, New York 10990, Attention: Dorinda M. Masker, Corporate Secretary or telephone us at (845) 986-8080.

ADDITIONAL INFORMATION

We are a public company, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of such documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. All reports and other information that we file with the Securities and Exchange Commission are also available to the public on the Securities and Exchange Commission’s web site at www.sec.gov, under our company name or our CIK number: 0000104777.

We make available through our web site at www.wvtc.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file material with, or furnish it to, the Securities and Exchange Commission.

This reoffer prospectus is part of a registration statement on Form S-8 that we have filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this reoffer prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. We have also filed exhibits and schedules with such registration statement that are excluded from this reoffer prospectus. For further information about us and the common stock offered by this reoffer prospectus, see the registration statement on Form S-8 and its exhibits, which may be obtained as described above.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission by the Company are incorporated by reference into this registration statement:

(1)	the Company’s annual report on Form 10-K for the year ended December 31, 2009;

(2)	the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

(3)	the Company’s current reports on Form 8-K filed on April 26, 2010, April 23, 2010 and February 23, 2010; and

(4)	the description of the Company’s common stock contained in its registration statement on Form 10 (SEC File No. 0-11174) filed with the Securities and Exchange Commission on May 3, 1983.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Section 402(b) of the NYBCL permits a corporation to limit the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity in its certificate of incorporation. However, Section 402(b) does not permit a corporation to include provisions in its certificate of incorporation that eliminate (a) the liability of any director if a judgment or other final adjudication adverse to such director establishes that such director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled, or that such director’s acts violated Section 719 of the NYBCL (concerning liability of directors in certain cases), or (b) the liability of any director for any act or omission prior to the adoption of this provision.

Article NINTH of the Company's Certificate of Incorporation, as amended, limits, to the fullest extent permitted under New York law, the personal liability of directors of the Company to the Company or its shareholders for damages for any breach of their fiduciary duty in such capacity.

Article X of the Company's By-Laws, as amended, indemnifies the Company's directors and officers to the fullest extent permitted under the NYBCL. The Company is authorized to purchase and maintain insurance to indemnify the Company and its directors and officers to the extent permitted under the NYBCL. Article X also authorizes the Company to enter into indemnification agreements with its officers and directors.

The Company has purchased insurance providing coverage for the Company against obligations incurred as a result of indemnification of its officers and directors. The coverage also insures the officers and directors against certain liability they may incur because of their service to the Company that is not indemnified by the Company.

Item 7. Exemption from Registration Claimed.

The shares of common stock covered by the reoffer prospectus included in this registration statement were granted under the LTIP. The grants were exempt under Section 4(2) the Securities Act of 1933, as amended. The recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationship with the Company, to information about the Company.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Warwick, State of New York, on September 8, 2010.

WARWICK VALLEY TELEPHONE COMPANY

By:	/s/ Duane W. Albro
Duane W. Albro
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Duane W. Albro and Kenneth H. Volz, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Duane W. Albro		September 8, 2010
Duane W. Albro	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kenneth H. Volz		September 8, 2010
Kenneth H. Volz	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jeffrey D. Alario		September 8, 2010
Jeffrey D. Alario	Director

/s/ Douglas B. Benedict		September 8, 2010
Douglas B. Benedict	Director

/s/ Kelly C. Bloss		September 8, 2010
Kelly C. Bloss	Director

/s/ Robert J. DeValentino		September 8, 2010
Robert J. DeValentino	Director

/s/ Thomas H. Gray		September 8, 2010
Thomas H. Gray	Director

/s/ Douglas J. Mello		September 8, 2010
Douglas J. Mello	Director

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

4.1	Certificate of Incorporation, as amended, is incorporated herein by reference from Exhibit 3(i) to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

4.2	By-laws, as amended, are incorporated herein by reference from Exhibit 3.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

*4.3	Warwick Valley Telephone Company 2008 Long-Term Incentive Plan

*5.1	Opinion of Harter Secrest & Emery LLP

*23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

*23.2	Consent of WithumSmith+Brown, PC

*23.3	Consent of Deloitte & Touche LLP

*24	Power of Attorney (included in the signature pages to the Registration Statement).

* Exhibits filed with this registration statement.